Exhibit 99.2

STR Holdings, Inc. Prices Its Initial Public Offering

ENFIELD, Conn. (November 6, 2009):  STR Holdings, Inc. (NYSE: STRI) today announced that the initial public offering of 12,300,000 shares of its common stock has been priced at $10.00 per share. The shares began trading today on The New York Stock Exchange under the ticker symbol “STRI.”  The closing of the offering is expected to take place on November 12.  Of the shares being sold, 3,300,000 are being offered by the Company and 9,000,000 shares are being offered by selling stockholders.  In addition, the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 1,845,000 shares at the initial public offering price to cover over-allotments, if any. The Company will not receive any of the proceeds from the sale of shares by the selling stockholders.

Credit Suisse and Goldman, Sachs & Co. acted as joint book-running managers for the offering.  Cowen and Company, Jefferies & Company, Lazard Capital Markets and Macquarie Capital (USA) acted as co-managers of the offering.  The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue 1B, New York, New York, 10010; telephone (800) 221-1037; or Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, New York 10004; telephone (866) 471-2526, facsimile (212) 902-9316 or by emailing prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities has been filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About STR

STR Holdings, Inc. is a leading global provider of encapsulants to the solar module industry. It is also a leader in the consumer products quality assurance market, providing inspection, testing and audit services to retailers and manufacturers, around the globe to enable them to determine whether their products and facilities meet applicable, safety, regulatory, quality, performance, and social standards.

Investors:	Media:
Joseph Radziewicz,	Michael Fox, ICR
Controller and Principal	(203) 682-8218
Accounting Officer
(860) 749-8371
Or
Ina McGuinness, ICR
(310) 954-1100